CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 12th day of March, 1998, by and between Steve Wheeler ("Consultant") and The Million Dollar Saloon, Inc., a Nevada corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company and Consultant desire to enter into this agreement whereby Consultant will provide to the Company certain consulting services in the operation of its business; and

         WHEREAS, Consultant is willing to enter into such arrangements in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS
                                   -----------

         For purposes of this Agreement, each of the following terms shall have the meaning ascribed thereto unless otherwise specified or clearly required by the context in which such term is used.

         1.1 "Affiliates" means, with respect to a party hereto, entities that directly or indirectly through one or more intermediaries control, or are controlled by, or are under common control with, such party, and the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise; provided, however, such term, with respect to each party, shall not mean the other party or Parties.

         1.2 "Commencement Date" means the date of this Agreement.

                                   ARTICLE II.
                      TERM AND TERMINATION OF THE AGREEMENT
                      -------------------------------------

         2.1 Term. The term of this Agreement shall begin on the Commencement Date and shall continue for a period of one (1) year from such date, unless earlier terminated by either party upon at least ten (10) days prior written notice to the other party (the "Term"). Upon termination, neither party will have any further obligation or liability to the other party, except for the obligation under Section 3(a) hereof.



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                                  ARTICLE III.
                   CONSULTING SERVICES PROVIDED TO THE COMPANY
                   -------------------------------------------

         3.1 Consulting Duties. Consultant is hereby retained to serve as a consultant to the Company, to perform such consulting, advisory and management services on behalf of the Company as the Board of Directors of the Company may from time to time request in writing. Consultant shall also assist the Company with locating and evaluating possible acquisitions by the Company. Consultant shall only devote such time to his consulting duties for the Company as may be requested from time to time in writing by the Board of Directors of the Company. Consultant shall devote approximately 40% of his consulting time under this Agreement in assisting the Company with its capital raising efforts with the remaining 60% of his consulting time being devoted to seeking and evaluating acquisitions for the Company if such services are requested by the Company. Consultant agrees to devote his attention, skills, benefits and reasonable efforts to the performance of his duties hereunder and to the promotion of the business and interest of the Company.

         3.2 Independent Contractor Status. Consultant agrees that Consultant is an independent contractor under this Article III with respect to Consultant providing consulting services to the Company and shall in no way be considered to be an agent or employee of the Company and, accordingly, Consultant shall not be entitled to any benefits, coverages or privileges made available to employees of the Company, including without limitation, social security, unemployment, medical or pension payments. Consultant shall only consult and render advice, and shall not undertake to commit the Company to any course of action in relation to third persons, except as requested by the Company.

         3.3 Compensation and Consulting Services. In consideration for the services provided to the Company by Consultant under this Article III, Consultant shall be entitled to receive the following:

                  (a) Issuance of Company Common Stock. In consideration of the services to be provided to the Company, the Company shall issue and deliver to Consultant 150,000 shares of the Common Stock of the Company upon execution of this Agreement by the parties hereto. Further, as payment for the assistance to the Company in obtaining financing from Linda S. Weaver ("Weaver"), the Company shall issue additional shares of Common Stock of the Company to Consultant as follows:

                           (i) upon  receipt in March 1998 by the Company of the
                  initial funding to be provided by Weaver , expected to be approximately $530,000, the Company shall issue and deliver to Consultant an additional 55,000 shares of Common stock; and

                           (ii) upon  receipt in July 1998 by the Company of the
                  remaining funding to be provided by Weaver, expected to be approximately $440,000, the Company shall issue and deliver to Consultant an additional 45,000 shares of Common Stock.

         The obligation of the Company to issue and deliver to Consultant the additional 100,000 shares of Common Stock of the Company is subject to the receipt by the Company of the funding from Weaver as noted above.



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                  (b)  Restricted  Securities.  The shares of Common Stock to be issued to Consultant hereunder are "restricted securities" and are not publicly tradeable unless the requirements of SEC Rule 144 are met or an effective registration statement is on file with the Securities and
         Exchange   Commission   covering  such  shares.   The  parties   hereto
         acknowledge the Company has no obligation to file a registration statement with the SEC covering the shares to be issued to Consultant and does not intend to do so. The parties further acknowledge that on March 12, 1998, the closing bid price of the Company's Common Stock as quoted on the OTC Electronic Bulletin Board was $0.65 per share. The parties hereto further acknowledge and agree that since the shares to be issued and delivered to Consultant are restricted securities, they have a value of less than the current market price. The parties hereto agree that the restricted shares of Common Stock to be received by Consultant hereunder shall have a value of $0.35 per share.

                  (c) Expenses. Provided Consultant has obtained the prior written consent of the Board of Directors to incur expenses in rendering consulting services hereunder, during the term hereof, the Company shall reimburse Consultant for all reasonable and necessary out-of-pocket travel and other expenses incurred by Consultant in rendering consulting services required under the terms of this Article III, such reimbursement to be on a monthly basis upon submission of a detailed monthly statement and reasonable documentation.

The compensation set forth in this Section 3.3 will be the sole compensation payable to Consultant for consulting services and no additional compensation or fee will be payable by the Company to Consultant by reason of any benefit gained by the Company directly or indirectly through Consultant's consulting efforts on the Company's behalf, nor shall the Company be liable in any way for any additional compensation or fee for consulting services unless the Company shall have expressly agreed thereto in writing.

                                       IV.
                                 CONFIDENTIALITY
                                 ---------------

         4.1 Acknowledgment of Proprietary Interest. Consultant recognizes the proprietary interest of the Company in any Confidential and Proprietary Information (as hereinafter defined) of the Company. As used in this Section 4, the "Company" shall include any Affiliates or subsidiaries of the Company. Consultant acknowledges and agrees that any and all Confidential and Proprietary Information communicated to, learned of, developed or otherwise acquired by Consultant during the course of his engagement by the Company after the date hereof, whether developed by Consultant alone or in conjunction with others or otherwise, shall be and is the property of the Company. Consultant further acknowledges and understands that his disclosure of any Confidential and Proprietary Information of the Company will result in irreparable injury and damage to the Company. As used herein, "Confidential and Proprietary Information" means, but is not limited to, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, financial projections, cost summaries, pricing formula, contracts analyses, financial information, projections, confidential filings with any national or local agency, and all other concepts, ideas, materials or information prepared or performed for, by or on behalf of the Company by its employees, officers, directors, agents, representatives or consultants.


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         4.2 Covenant Not-to-Divulge  Confidential and Proprietary  Information.
Consultant acknowledges and agrees that the Company is entitled to prevent the disclosure of Confidential and Proprietary Information. As a portion of the consideration for the retainment of Consultant and for the compensation being paid to Consultant by the Company, Consultant agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence and not to disclose to any person, firm or corporation, other than to persons engaged by the Company to further the business of the Company, and not to use except in the
pursuit  of  the  business  of  the  Company,   Confidential   and   Proprietary
Information, without the prior written consent of the Company, including Confidential and Proprietary Information developed by Consultant during the
course  of  his   engagement   with  the  Company;   provided,   however,   that
notwithstanding the foregoing, Consultant shall not be obligated to keep secret and not to disclose Confidential and Proprietary Information generally known to the public through no wrongful act of Consultant.

         4.3 Return of Materials. In the event of any termination of this Agreement for any reason whatsoever, or at any time upon the request of the Company, Consultant will promptly deliver to the Company all documents, data and other information pertaining to Confidential and Proprietary Information. Consultant shall not take any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential and Proprietary Information, unless as otherwise authorized in writing by the President of the Company.

                                   ARTICLE V.
                                 NONCOMPETITION
                                 --------------

         5.1 Agreement Not-To-Compete. Without the prior written consent of the Company, Consultant shall not, during the Term and for a period of one-year thereafter, directly or indirectly, invest (other than investments in publicly-owned companies which constitute not more than 5% of the voting securities of any such company), engage or participate in any business which engages in the business which the Company operates as of the date hereof or which the Company and/or its Affiliates conduct during the Term anywhere in the Dallas-Fort Worth Metroplex.

                                   ARTICLE VI.
                                  MISCELLANEOUS
                                  -------------

         6.1 Relationship of Parties. This Agreement does not create a partnership, joint venture, or association; nor does this Agreement, or the operations hereunder, create the relationship of lessor and lessee or bailor and bailee. Nothing contained in this Agreement or in any agreement made pursuant hereto shall ever be construed to create a partnership, joint venture, or association, or the relationship of lessor and lessee or bailor and bailee, or to impose any duty, obligation, or liability that would arise therefrom with respect to any of the Parties.

         6.2 No Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. No person or entity shall be deemed a third party beneficiary of this Agreement except to the extent a third party is expressly given rights herein. Consultant may not assign any of his rights, obligations or duties hereunder without the prior written consent of the Company.



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         6.3 Remedies.  Consultant recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions or provisions of this Agreement (either actual or threatened) by Consultant, the Company's remedies at law shall be inadequate. Accordingly, Consultant agrees that in such event, the Company shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative.

         6.4 Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and given by personal delivery, facsimile transmission, courier service or sent by mail, registered or certified, postage prepaid with return receipt requested. Such notice shall be deemed received on the date on which it is personally delivered, transmitted by facsimile or couriered, or on the third business day following the date on which it so mailed. For purposes of notices, the addresses of the parties shall be:

         If to the Company:    Million Dollar Saloon, Inc.
                               6848 Greenville Avenue
                               Dallas, Texas 75231
                               Attention: President
                               Fax No.: (214) 691-6788

         If to Consultant:     Steve Wheeler
                               2152 West Northwest Highway
                               Suite 118
                               Dallas, Texas 75220
                               Fax No.: (972) 409-9639
                               Phone No.: (972) 432-0800

Any party may change its address for notice by written notice given to the other party in accordance with this Section.

         6.5 Governing Law. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         6.6 Enforcement. In the event any party shall resort to legal action to enforce the terms and provisions of this Agreement, the prevailing party may recover from the other party the costs of such action, including, without limitation, reasonable attorneys' fees.

         6.7 Severability. In the event any provision of this Agreement is held to be unenforceable for any reason, such provision shall be severable from this Agreement if it is capable of being identified with and apportioned to reciprocal consideration or to the extent that it is a provision that is not essential and the absence of which would not have prevented the parties from entering into this Agreement. The unenforceability of a provision that has been performed shall not be grounds for invalidation of this Agreement under circumstances in which the true controversy between the parties does not involve such provision.


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         6.8 Entire Agreement. This Agreement supersedes all previous contracts, agreements and understandings between the parties concerning the subject matter hereof, and constitutes the entire agreement between the parties with respect to the subject matter hereof. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no
changes  in  or  additions  to  this  Agreement   shall  be  recognized   unless
incorporated herein by amendment, such amendment(s) to become effective on the date(s) stipulated therein.

         6.9 Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented without the prior written consent of all parties.

         6.10 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

         6.11 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a wavier of any subsequent breach by any party.

         6.12 Other Obligations. Consultant represents and warrants that she has not as of the execution of this Agreement assumed any obligations inconsistent with those contained herein.

         6.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be taken to be an original; but such counterparts will together constitute one document.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      THE MILLION DOLLAR SALOON, INC.


                                      By:
                                            ------------------------------------
                                      Name:
                                            ------------------------------------
                                      Its:
                                            ------------------------------------

                                      ------------------------------------------
                                      STEVE WHEELER





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